EXHIBIT 99.2

News Release

Contact:     Investors and Analysts:  Karin Demler, CCA at (615) 263-3005

                  Media:  Steve Owen at (615) 263-3107

CCA DECLARES DIVIDEND FOR FOURTH QUARTER 2012

Nashville, Tennessee, November 6, 2012 – CCA (NYSE: CXW) (Corrections Corporation of America) announced today that its Board of Directors declared a dividend for the fourth quarter of 2012 of $0.20 per share to be paid on December 14, 2012 to shareholders of record as of the close of business on November 30, 2012.

About CCA

CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 67 facilities, including 47 company-owned facilities, with a total design capacity of approximately 92,000 beds in 20 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide inmates health care (including medical, dental and psychiatric services), food services and work and recreational programs.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000